Exhibit 4.18

Employment
Agreement

Prima Biomed Limited
ACN 009 237 889

Ian Edward Bangs

Table of Contents

1.	Definition and Interpretation	3
2.	Commencement and pre-conditions to employment	5
3.	Position and duties	6
4.	Hours of Work	7
5.	Remuneration	7
6.	Leave Entitlements	8
7.	Conflicts of Interest	9
8.	Confidential Information	9
9.	Intellectual Property	10
10.	Restraint	10
11.	Termination	12
12.	Personal information	13
13.	General	13
Schedule 1		16
Schedule 2		20

Dated

Parties

Prima Biomed Limited ACN 009 237 889
Address:	Suite 1,1233 High Street, ARMADALE,VIC,AUSTRALIA,3143
Facsimile:	+ 61 3 9822 7735
Attention:	Martin Rogers (CEO)
(Company)

Ian Edward Bangs
Address:	80 Pentecost Avenue, PYMBLE NSW 2073
Facsimile:	N/A
(Employee)

Background

A	The Company operates the Business.

B	The Company has agreed to employ the Employee, and the Employee has agreed to serve the Company as an employee, on the terms and conditions of this agreement.

1.	Definition and Interpretation

1.1	Definitions

In this agreement, unless the contrary intention appears, the following words have the following meanings:

Term:	Definition:

Business	the business carried on by Group, being the business of researching, developing and commercialising a portfolio of biotechnology products related to the therapeutic area of cancer, and such other business as the Company advises the Employee of in writing during the course of the Employee’s employment.

Claim	in relation to any person, a damage, loss, cost, expense or liability incurred by the person or a claim, action, proceeding or demand made against the person, however arising and whether present or future, fixed or unascertained, actual or contingent.

Commencement Date	the date specified in Schedule 1.

Confidential Information	any information, whether in written, electronic or other form, which the Employee has access to during the Employee’s employment with the Company or in the Business, including:

(a) information relating to the customers or suppliers of the Group including (without limitation):

(i) their contact details;

(ii) information relating to expenditure and consumption

levels of the Group’s customers or supplied; and

(iii) the prices and costs at which the Group sells products to customers or sources material from suppliers;

	(b)	details of the transactions or affairs of the Group;

	(c)	financial information relating to the Group;

	(d)	trade secrets;

	(e)	business forecasts, strategic plans and projections, operational structure, methodology and future developments of the Group;

	(f)	marketing information relating to the Group, including marketing plans and methodologies, promotional material and presentations;

(9)

product ingredients, formulae, designs, specifications, ideas, concepts and techniques used or contemplated to be used in relation to the Business of the Group or relating to any products sold or distributed by the Group;

	(h)	information concerning the Group’s employees, contractors or agents;

	(i)	technological processes, technology and equipment used or contemplated to be used in relation to the Business or the Group; and

(j)

any other information or data that the Employee is given or which comes to the Employee’s knowledge during the course of the employment that the Employee is told is confidential, or that a reasonable person would expect from its nature to be confidential.

Corporations Act	Corporations Act 2001 (Cth).

Group	the Company and each of its Related Companies.

Human Resources Manual	the human resources manual issued by the Company to its employees, as varied from time to time.

Intellectual Property Rights	all intellectual property rights including current and future registered and unregistered rights in respect of copyright, designs, circuit layouts, trade marks, trade secrets, know-how, confidential information, patents, inventions and discoveries and all other rights resulting from intellectual activities in the industrial, scientific, literary, commercial or artistic fields.

Location	the location specified in Schedule 1.

Position	the position specified in Schedule 1, and any other position to which the Employee is appointed in accordance with this agreement.

Related Company	has the same meaning given to that term in section 50 of the Corporations Act.

Remuneration Package	the Employee’s annual remuneration package as specified in clause 5.1, and includes any variations as agreed between the Company and the Employee or as determined by the Company.

1.2	Interpretation

In this agreement, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph or schedule is to a clause or paragraph of or schedule to this agreement and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument, includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(f)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(g)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(h)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(i)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(j)	headings are for ease of reference only and do not affect interpretation.

2.	Commencement and pre-conditions to employment

2.1	Commencement Date

The Employee’s employment with the Company will commence on the Commencement Date and will continue until terminated in accordance with clause 2.2(b) or 11.

2.2	Probationary period

(a)	The Employee’s employment with the Company is subject to an initial three month probationary period (Probationary Period).

(b)	The Company may terminate the Employee’s employment at any time during the Probationary Period by providing the Employee, in writing, one week’s notice of termination (or payment in lieu of such notice).

2.3	Warranty and Liability

(a)	The Employee represents and warrants to the Company that the entry into this agreement, and the performance of this agreement, by the Employee will not constitute a breach of any contractual obligation, including any previous employment obligation, or of any relevant restraint, non-competition, confidentiality or intellectual property obligations, owed to any former employer.

(b)	The Employee indemnifies the Company and its officers against any Claim which the Company and its officers, pays or is liable for arising directly or indirectly from the Employee breaching the warranty set out in clause 2.3(a).

(c)	The Company indemnifies Employee against any third party Claim arising directly or indirectly out of, or in connection with, the Employee’s employment with the Company, excepting damage or injury directly attributed to the Employee’s failure to adhere to this Agreement, or any applicable federal, state and local laws and regulations, or which may be directly attributable to the negligence or wilful misconduct of the Employee.

3.	Position and duties

3.1	Position

(a)	The Company agrees to employ the Employee and the Employee will work for the Company:

(i)	in the Position at the Location; and

(ii)	in any additional or reasonably comparable substituted position directed by the Company and to which the Employee is appointed by the Company, after consultation with the Employee.

(b)	For the avoidance of doubt, the terms and conditions set out in this agreement will continue to apply irrespective of any permitted change to the Position, unless otherwise agreed in writing by the Company and the Employee.

3.2	Duties

The Employee must perform the Employee’s duties consistent with the Position as assigned to the Employee from time to time by the Company, and as initially set out in Schedule 1, to the best of the Employee’s ability and knowledge and in accordance with the highest standards of professionalism, whether during or outside business hours. Without limitation and in additional to the assigned duties, the Employee must:

(a)	comply with all reasonable directions given to the Employee by the Company;

(b)	comply with all laws applicable to the Position in each of the jurisdictions in which the Group operates;

(c)	maintain professional awareness and development of skills and knowledge to ensure maintenance of best practice;

(d)	use all reasonable endeavours to safe guard the success, reputation and interests of the Group.

3.3	Company Policies

(a)	The Employee’s employment with the Company is subject to the Company’s rules and procedures set out in the Human Resources Manual.

(b)	It is the Employee’s responsibility to be thoroughly familiar with the contents of the Human Resources Manual, as varied and updated from time to time by the Company.

(c)	In the event that any conflict exists between this agreement and the Human Resources Manual, this agreement prevails.

4.	Hours of Work

4.1	Hours

(a)	The Employee’s usual hours of work will be 38 hours per week, worked on Monday to Friday inclusive (Usual Hours).

(b)	The Employee will also be required to commit whatever reasonable additional hours (Additional Hours) are needed to properly manage and perform the Employee’s duties and meet the reasonable requirements of the Position.

(c)	The Employee acknowledges that given the nature of the Position and the remuneration payable under this agreement the requirement to work Additional Hours is reasonable.

4.2	Payment

The Employee agrees and acknowledges that the Remuneration Package comprises compensation for Usual Hours and all and any Additional Hours worked by the Employee, and that the Employee is not entitled to payment of any amount in addition to the Remuneration Package for any hours worked by the Employee outside the Usual Hours.

5.	Remuneration

5.1	Remuneration Package

(a)	The Employee will be entitled to receive a Remuneration Package comprising:

(i)	a base salary in the amount specified in Schedule 1 (Base Salary); and

(ii)	other benefits specified in Schedule 1.

(b)	The Remuneration Package is subject to the deduction or withholding of any amounts on account of any applicable taxation.

5.2	Payment of Base Salary

The Employee’s Base Salary will be paid monthly by direct deposit into a bank account of the Employee’s choice.

5.3	Superannuation

The Remuneration Package is inclusive of superannuation, unless otherwise specified.

5.4	Remuneration review

The Company will review the Remuneration Package on an annual basis, with regards to agreed upon Performance Targets as described in Schedule 1 and changed from time to time in the Company’s discretion, and the Company may alter the Employee’s total Remuneration Package and its components following that review.

5.5	Expenses

(a)	Subject to clause 5.5(b), the Company will pay for or reimburse the Employee for out of pocket expenses properly incurred by the Employee in connection with the Employee’s employment, provided that the Employee provides the Company on request with a tax invoice substantiating each expense.

(b)	In the case of individual expenses exceeding the amount specified in Schedule 1, the Employee must obtain the written approval of the CEO in advance.

5.6	Deductions

The Company may deduct from the Base Salary or other sums due to the Employee any amount owned by the Employee on any account to the Group.

6.	Leave Entitlements

6.1	Annual Leave

(a)	The Employee is entitled to 20 days paid annual leave per year.

(b)	Annual leave will accrue on a pro-rata basis at the end of each completed four week period of continuous service with the Company and is cumulative.

(c)	There is no entitlement to leave loading in respect to annual leave.

6.2	Personal/Carer’s Leave

(a)	The Employee is entitled to 10 days paid personal/carer’s leave per year. The Employee may use this personal/carer’s leave as sick leave or carer’s leave.

(b)	Personal/carer’s leave will accrue on a pro rata basis at the end of each completed four week period of service with the Company and is cumulative.

(c)	Accrued personal/carer’s leave will not form part of any benefit payable to the Employee on termination of the Employee’s employment.

(d)	The Company may require the Employee to provide documentary evidence to support any personal/carer’s leave period.

6.3	Compassionate leave

(a)	The Employee is entitled to paid compassionate leave of up to five days for each occasion when a member of the Employee’s immediate family or a household member:

(i)	contracts or develops a personal injury or illness that poses a serious threat to the Employee’s life; or

(ii)	dies.

(b)	Other special leave may be granted to the Employee in extenuating circumstances at the absolute discretion of the Company.

6.4	Parental Leave

The Employee will be entitled to parental leave in accordance with the applicable legislation in the Location.

6.5	Long Service Leave

The Employee will be entitled to long service leave in accordance with the applicable legislation in the Location.

7.	Conflicts of Interest

7.1	Disclosure of interests

The Employee must declare to the Company the nature of any interests that the Employee may have directly or indirectly which might or might reasonably be expected to conflict with the Employee’s duties to the Company.

7.2	Restriction

The Employee must not engage in any other paid employment or work of any kind during the term of this agreement without the written consent of the Company and the Employee must not be induced or agree to accept any commission, reward or benefit in connection with the Business from any person other than that which is provided under this agreement.

8.	Confidential Information

8.1	Prohibitions

The Employee must not without the Company’s prior written consent, either during the Employee’s employment with the Company or at any time after the termination of the Employee’s employment with the Company:

(a)	use for the Employee’s or another’s advantage any Confidential Information;

(b)	disclose to any person any Confidential Information, either directly or indirectly;

(c)	make copies of any Confidential Information; or

(d)	counsel, procure or assist any person or corporation to use or disclose any Confidential Information,

other than as reasonably required in the performance of the Employee’s duties as an employee of the Company or as required by law.

8.2	Protecting Unauthorised Use or Disclosure

The Employee must use the Employee’s best endeavours to prevent the unauthorised use or disclosure of Confidential Information by, or to, any third party.

8.3	Information already available to the public

Clause 8.1 and 8.2 do not apply to information which is freely available to the public, other than as a result of a breach by the Employee of this agreement.

8.4	Survival

The obligations in this clause 8 survive termination of this agreement.

9.	Intellectual Property

9.1	Intellectual Property Rights

The Employee agrees that all Intellectual Property Rights created by the Employee during the course of, and in connection with, the Employee’s employment with the Company will immediately be disclosed and assigned to, and vest in, the Company or such other person or company as may be nominated by the Company as such rights are created.

9.2	Employee to assist

The Employee agrees to execute all documents and do all acts and things required by the Company for the purpose of vesting Intellectual Property Rights as prescribed by this clause 9, including without limitation executing a deed of assignment of Intellectual Property Rights in favour of the Company or its nominee.

9.3	Royalties

The Employee acknowledges that all royalties, payments, fees, income or any other remuneration arising from Intellectual Property Rights are owned by the Company.

9.4	Moral rights

To the extent permitted by law, the Employee waives all of the Employee’s moral rights in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property Rights that are the property of the Company and consent to the use, treatment, alteration and attribution of such Intellectual Property Rights as deemed appropriate by the Company.

9.5	Survival

The obligations in this clause 9 survive termination of this agreement.

10.	Restraint

10.1	Clause 10 definitions

In this clause 10 (and any other provision of this agreement which relates to this clause or its subject matter), unless the context otherwise requires:

(a)	Engage in means to participate, assist or otherwise be directly or indirectly involved in, including as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier;

(b)	Restraint Area means the areas specified in Schedule 1;

(c)	Restrained Business means a business or operation similar to, or competitive with, the Business; and

(d)	Restraint Period means the period specified in Schedule 1.

10.2	Restraint obligations

During the Restraint Period, the Employee must not, either directly, indirectly or as a result of contact by any other party, in the Restraint Area, without the prior written consent of the Company (which it may withhold in its absolute discretion):

(a)	engage in a Restrained Business;

(b)	take any action to prepare to Engage in a Restrained Business;

(c)	be concerned or interested (directly or indirectly, or through any interposed body corporate, trust, principal, agent, shareholder, beneficiary, or as an independent contractor or in any other capacity) in a Restrained Business;

(d)	solicit, canvas or secure the custom of any person who is, or was a customer, identified prospective customer, supplier, distributor or licensee of the Group with whom the Employee dealt at any time during the last 12 months of the Employee’s employment with the Company for the purpose of transacting business relating to the Restrained Business;

(e)	accept any instructions to perform any work relating to the Restrained Business for any person who is, or was a customer, identified prospective customer, supplier, distributor or licensee of the Group; or

(f)	induce or attempt to induce an employee or consultant of the Group to terminate their employment or consultancy with the Group.

10.3	Independence of restraints

Each of the restraint obligations imposed by this clause 10 (which results from the combinations of Restraint Area, Restrained Business and Restraint Period) is a separate and independent obligation from the other restraint obligations imposed (although they are cumulative in effect).

10.4	Reasonableness of restraint

The Employee acknowledges and agrees that each of the restraint obligations imposed by this clause 10 is reasonable in its extent (as to all of duration, geographical area and restrained conduct) having regard to the interests of each party to this agreement and extends no further (in any respect) than is reasonably necessary and is solely to protect the Company’s legitimate interests.

10.5	Legal advice

Each party acknowledges that in relation to this agreement and in particular this clause 10 it has received legal advice or has had the opportunity of obtaining legal advice.

10.6	Notification to prospective employer

The Employee must notify any prospective employer of the terms of the restrictions undertaken by him in this agreement.

10.7	Injunction

Each party to this agreement acknowledges that monetary damages alone would not be adequate compensation to the Company for a breach of this clause 10 and that the Company is entitled to seek an injunction or other equitable relief from a Court of competent jurisdiction if:

(a)	the Employee fails to comply or threatens to fail to comply with this clause 10; or

(b)	the Company has reason to believe the Employee will not comply with this clause 10.

10.8	Survival

The obligations in this clause 10 survive termination of this agreement.

11.	Termination

11.1	General

(a)	Either party may terminate this agreement on the provision, in writing, of the period of written notice of termination specified in Schedule 1 to the other party.

(b)	The Company may terminate the Employee’s employment by making a payment of Base Salary plus superannuation contributions in lieu of notice of termination for all or part of the notice period.

11.2	Termination without notice

The Company may terminate the Employee’s employment without notice and without paying any amount in lieu of notice if the Employee:

(a)	is guilty of serious misconduct or dishonesty;

(b)	commits any serious or persistent breach of any of the provisions of this agreement;

(c)	in the reasonable opinion of the Company, materially or persistently fails or neglects to perform or carry out the Employee’s duties under this agreement;

(d)	refuses or neglects to comply with any lawful and reasonable order given to the Employee by the Company or any other person duly authorised by the Company;

(e)	becomes bankrupt or suspends payment or compounds with or assigns the Employee’s estate for the benefit of the Employee’s creditors;

(f)	is continually and repeatedly absent from the Employee’s employment during normal working hours for reasons other than annual leave, leave arising from sickness or disability or other absences that are approved by the Company;

(g)	has provided the Company with information about the Employee’s qualifications, experience, character or reputation which is misleading or was intended to be false or misleading;

(h)	is incapacitated from performing the Employee’s duties for an aggregate period of three months in any period of 12 months; or

(i)	is convicted of any serious criminal offence which in the reasonable opinion of the Company might tend to injure the reputation or the Group or the Business.

11.3	No redundancy

The Employee acknowledges that the Employee will not be entitled to any redundancy payment that the Employee may otherwise be entitled to at law where the Employee’s employment is transferred to another employer, and qualifying service with the Company, including recognised prior service, is recognised by the new employer for the calculation of all accrued entitlements, including in relation to any subsequent redundancy situation.

11.4	Employee’s obligations after termination

If the Employee’s employment is terminated for any reason:

(a)	the Company may set off any amounts the Employee owes the Company against any amounts the Company owes the Employee at the date of termination, except for amounts the Company is not entitled by law to set off; and

(b)	the Employee must immediately return all property belonging to the Company, including all software, computers, credit cards, keys, security access passes, books, vehicles and mobile phones.

12.	Personal information

12.1	Acknowledgement

The Employee acknowledges that the Company will be required to request and hold personal information relating to the Employee for the purposes of administering the Employee’s employment.

12.2	Disclosure

The Employee consents to the Company or any of its Related Companies disclosing personal information it holds regarding the Employee for purposes related to the Employee’s employment, and any other related purpose.

13.	General

13.1	Entire agreement

This agreement constitutes the entire agreement between the parties in relation to its subject matter. All prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter are replaced by this agreement and have no further effect.

13.2	No merger

The provisions of this agreement will not merge on completion of any transaction contemplated in this agreement and, to the extent any provision has not been fulfilled, will remain in force.

13.3	Attorneys

Each person who executes this agreement on behalf of a party under a power of attorney warrants that he or she has no notice of the revocation of that power or of any fact or circumstance that might affect his or her authority to execute this agreement under that power.

13.4	Amendment

This agreement may not be amended or varied unless the amendment or variation is in writing signed by each other party.

13.5	Assignment

Neither party may assign, transfer or otherwise deal with this agreement or any right under this agreement without the prior written consent of each other party, which must not be unreasonably withheld.

13.6	Severability

Part or all of any provision of this agreement that is illegal or unenforceable will be severed from this agreement and will not affect the continued operation of the remaining provisions of this agreement.

13.7	Waiver

Waiver of any power or right under this agreement:

(a)	must be in writing signed by the party entitled to the benefit of that power or right; and

(b)	is effective only to the extent set out in that written waiver.

13.8	Rights, remedies additional

Any rights and remedies that a person may have under this agreement are in addition to and do not replace or limit any other rights or remedies that the person may have.

13.9	Further assurances

Each party must do or cause to be done all things necessary or reasonably desirable to give full effect to this agreement and the transactions contemplated by it (including, but not limited to, the execution of documents).

13.10	Costs

Except as specifically provided in this agreement, each party must bear its own legal, accounting and other costs for the preparation and execution of this agreement.

13.11	Counterparts

This agreement may be executed in any number of counterparts and all counterparts taken together will constitute one document.

13.12	Governing law and jurisdiction

This agreement will be governed by and construed in accordance with the laws in force in the State of New South Wales and each party submits to the non-exclusive jurisdiction of the courts of that State.

Schedule 1

Details of Employment Terms

No.	Item	Description
1.	Employee	Ian Bangs
2.	Position	Chief Financial Officer
3.	Entity	Prima Biomed Ltd.
4.	Commencement Date	7 February 2011
5.	Location	Sydney
6.	Report	Board and CEO
7.	Overview of duties and responsibilities	(a) As a member of Company executive team, assist with managing and guiding Company strategy especially its financial and funding strategy;
(b)

Work with Company executive team to help coordinate integrated approaches to research & development, operations, and sales and marketing with finance and accounting and provide a strategic and financial focus to the other executive and management team;

(c)

Together with the CEO, be a key point of contact and communication between the company and its investors, financial analysts and advisers (in accordance with relevant listing and compliance rules) and work together with the CEO to ensure that the company maintains close contact with interested stakeholders, including shareholders and potential investors

(d) Be principally responsible for the Company’s relations with its bankers and financial advisers in relation to general financial management and managing currency and foreign exchange risks
(e) Be accountable for Group financial planning and analysis, management accounting, budgeting and cash flow statements and forecasts;
(f) Accountable for Group accounting, tax and other compliance requirements in all relevant jurisdictions;
(g) Be responsible for cash management, establishment and monitoring of internal cash controls, and monitoring of exchange-rate and interest risks associated with Company resources;

		(h)	Accountable for regulatory compliance with relevant exchange rules, reporting, and audit requirements;

		(i)	Maintain accounting and inventory for Company’s tangible assets and inventory

		(j)	Be responsible for and manage Company’s insurance and legal requirements;

		(k)	Be responsible for and manage Company’s human resources policies and assure compliance with relevant labor regulations;

		(l)	Be responsible for overseeing Company’s leases, investor and creditor commitments, and other long term contractual commitments;

		(m)	comply with all laws applicable to the Position in each of the jurisdictions in which the Group operates;

		(n)	maintain professional awareness and development of skills and knowledge to ensure maintenance of best practices in finance, accounting, and tax, especially in the field of biotechnology; and

		(o)	do all things necessary to meet or exceed the reasonable directions given by the CEO and the board and to that end, be proactive in the critical high growth phase of the business
8.	Performance targets	These shall be established every twelve months at the direction of the CEO and the Board. In the first twelve months, they shall include ( in addition to clause 7) :

		(a)	Being responsible for a smooth and incident free transition from The CFO Solutions to the Employee as incoming internal Company CFO and Company Secretary so that the transition is seamless

		(b)	Assisting wherever possible a successful launch and ongoing NASDAQ ADR listing and implement internal reporting procedures to comply with statutory and regulatory requirements

		(c)	Be responsible, with the CEO for communicating with investors and potential investors which shall include participating, at the request of the CEO in road shows and investor presentations

		(d)	Establish an internal financial management system and cost accounting system to help with effective financial strategy management, including the seamless and incident free implementation of a new accounting system.

		(e)	Prepare comprehensive and strategically focussed cost benefit analyses for major business and investment decisions

		(f)	Undertake a comprehensive review of Company cash management and expenses for near-term and medium term expense reduction including optimising the company’s management of currency exposures and general expense management

		(g)	Determine options for financing the company’s medium term obligations, and after they have been agreed by the Board, be responsible for securing favourable financing arrangements for Company’s longer-term investment needs over the next 36 months after the alternative cost of capital has been calculated and market reactions have been evaluated

These and other performance targets and the extent to which they have been achieved shall be assessed by the Board of the Company, in consultation with the CEO in its absolute discretion and communicated to the Employee.

9.	Base Salary	AUD 218,000 per annum, paid in equal monthly amounts, inclusive of superannuation contributions. Subject to satisfactory performance, the base salary shall be reviewed after 2 years
10.	Term	2 years with a two year option
11.	Other Benefits	The Company will:

		(a)	subject to (1) the Employee exceeding agreed performance targets; (2) the Employee remaining in compliance with this Agreement and all laws; and (3) in the absolute discretion of the Board of the Company, on each 01 February after the first year during the Employee’s employment with the Company, grant the Employee the number of Performance Options with an equivalent maximum value of 20% in the case of exceptional performance of the base annual salary (as calculated by Black-Scholes model) according to the terms in Schedule 2 below; and

		(b)	pay for, or reimburse the Employee for the cost of:

(i) a laptop computer for use on behalf of the Company, for the Employee’s exclusive use during the Employee’s employment with the Company;

(ii) reasonable and customary business expenses, including business related travel and entertainment, according to Company’s current policies, and

(iii) a mobile phone for the Employee’s exclusive use during the Employee’s employment with the Company.

12.	Restraint Period	The period of the Employee’s employment with the Company and the period of six months’ from the cessation of the Employee’s employment with the Company; however, if the Employee is terminated by the Company without cause, the Restraint Period shall terminate on the date of Employee’s employment termination.

13.	Restraint Area(s)	Global for any competitive company in the field of cell therapy or research, development, marketing, or distribution or biopharmaceutical products

14.	Expense Limit	AUD 1,000

15.	Termination notice period	Three months; salary may be paid in lieu of notice

16.	Governing law and jurisdiction	New South Wales

Schedule 2

Performance Options

1.	Each Performance Option entitles the holder to subscribe for 1 fully paid ordinary share in the Company.

2.	Despite any other paragraph of these terms, all Performance Options will immediately vest in the holder on the occurrence of either of the following events:

(a)	the Employee is terminated by the company without cause; or

(b)	the Employee’s death; or

(c)	the offeror under a takeover bid or announcement acquires (unconditionally) in excess of 50% of the issued voting shares of the Company; or

(d)	as a result of the approval of one or more schemes of arrangement any person who is not at the date of issue of the options in control of the Company acquires in excess of 50% of the issued voting shares of the Company.

3.	Each Performance Option may be exercised at a lesser price of ten Australian cents (AUD 0.10) or a price equal to the volume weighted average price of ordinary shares in the Company traded on ASX during the 30 trading days immediately prior to the date of grant of the Performance Options to the holder at any time during the period commencing on the date the Performance Options vest pursuant to paragraph 2 or 3 of these terms and ending at 5:00 pm (Sydney, NSW time) on the date two years following that date or within 30 trading days of the Employee’s death, whichever is earlier (Expiry Date) by completing the option exercise form and delivering it to the registered office of the Company.

4.	Any Performance Option automatically lapses if:

(a)	it has not been exercised prior to the Expiry Date; or

(b)	the holder’s employment with the Company is terminated for any one or more of the following reasons:

(i)	the holder is guilty of serious misconduct or dishonesty;

(ii)	the holder commits any serious or persistent breach of any of the provisions of the holder’s employment agreement with the Company;

(iii)	in the reasonable opinion of the Company, the holder materially or persistently fails or neglects to perform or carry out the holder’s duties under the holder’s employment agreement with the Company;

(iv)	the holder refuses or neglects to comply with any lawful and reasonable order given to the holder by the Company or any other person duly authorised by the Company;

(v)	the holder becomes bankrupt or suspends payment or compounds with or assigns the holder’s estate for the benefit of the holder’s creditors;

(vi)	the holder is continually and repeatedly absent from the holder’s employment during normal working hours for reasons other than annual leave, leave arising from sickness or disability or other absences that are approved by the Company;

(vii)	the holder has provided the Company with information about the holder’s qualifications, experience, character or reputation which is misleading or was intended to be false or misleading; or

(viii)	the holder is convicted of any serious criminal offence.

5.	An exercise of only some Performance Options will not affect the rights of the holder under the balance of the Performance Options held by him or her as appropriate.

6.	The Company will not apply for official quotation by ASX of the Performance Options.

7.	The Performance Options are non-transferable and may not be sold, assigned, transferred or otherwise dealt with in any way, except in the sole case of the Employee’s death whereby Sign-On options shall be transferred to the Employee’s estate.

8.	Shares issued upon the exercise of Performance Options will rank pari passu with the Company’s fully paid ordinary shares and will have the same voting and other rights as the existing shares of the Company, which are set out in the Company’s Constitution, ASX Listing Rules and the Corporations Act.

9.	The Company will apply for official quotation by ASX of all shares issued upon exercise of Performance Options, subject to any restriction obligations imposed by ASX.

10.	The Performance Options will not give any right to participate in dividends until shares are issued pursuant to the exercise of the relevant Performance Options.

11.	There are no participation rights or entitlements inherent in the Performance Options and holders will not be entitled to participate in new issues of capital offered to shareholders during the currency of the Performance Options.

12.	In the event of any reconstruction (including consolidation, subdivision, reduction or return) of the issued capital of the Company prior to the Expiry Date, the number of Performance Options or the rights attaching to the Performance Options or both shall be reconstructed in accordance with the ASX Listing Rules applying to a reorganisation of capital at the time of the reconstruction.

EXECUTED as an agreement

EXECUTED by PRIMA BIOMED	)
LIMITED ACN 009 237 889 in	)
accordance with section 127 of the	)
Corporations Act 2001)
)

/s/ Lucy Turnbull
Signature of Director	Signature of Director/Secretary

/s/ Martin Rogers	Luncinda Turnbull
Name of Director	Name of Director/Secretary

SIGNED by IAN EDWARD BANGS in	)
the presence of:	)
)
)
)

/s/ Ian Bangs
Ian Edward Bangs

/s/ Melanie Sang
Signature of Witness

Melanie Sang
Name of Witness